Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.
Donald R. Peck, CFO

Cheryl Schneider, VP — Investor Relations

617-638-2000

212-564-4700

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES FIRST QUARTER
FISCAL 2006 RESULTS

Volume of Loans Available for Securitization Increases 27% over Same Quarter Last Year;
36% on a Rolling Twelve-Month Basis

BOSTON, MA, October 25, 2005 – The First Marblehead Corporation (NYSE: FMD), a leading provider of outsourcing services for private, non-governmental education lending, today announced its financial and operating results for its first quarter of fiscal 2006.  As expected, the Company did not conduct a securitization transaction in the first quarter of either fiscal 2006 or fiscal 2005, and hence did not generate any up-front structural advisory fees, additional advisory fees or residual fee revenues from new securitization transactions during these periods.

Total service revenue for the first quarter of fiscal 2006 was $35.1 million, compared with $22.4 million in the first quarter of fiscal 2005. The Company’s net loss for the first quarter of fiscal 2006 was $5.4 million, or $0.08 per diluted share, compared with a net loss of $5.4 million, or $0.08 per diluted share during the same period last year.

Earlier this month, the Company reported that The National Collegiate Student Loan Trust 2005-3 and NCF Grantor Trust 2005-3 raised $1.68 billion to acquire private student loans with a principal and accrued interest balance of approximately $1.27 billion.  Revenues from this securitization transaction, which the Company expects will total approximately $187 million, will be included in the Company’s second quarter results.  In addition, the Company currently expects to facilitate securitization transactions during the third and fourth quarters of fiscal 2006.

The volume of loans facilitated during the first quarter of fiscal 2006 available for securitization increased 27% to $1.10 billion, compared with $868 million during the first quarter last year. The rolling twelve month volume of loans available for securitization increased 36% to $2.41 billion for the twelve months ended September 30, 2005, compared with $1.77 billion during the twelve months ended September 30, 2004.

-more-

Jack L. Kopnisky, First Marblehead’s President and CEO, commented, “I am very excited about my new role at First Marblehead.  Over the past few weeks I have had the opportunity to speak with many of our clients.  It has enabled me to take a fresh look at the tremendous opportunity that our unique business model brings to an important, growing market. As I have listened to our clients, I have been impressed by their continued appreciation and support for the work we do and the fee income we are able to generate for them by leveraging our data, expertise, scale, technology and infrastructure on their behalf.”

Kopnisky continued, “I have also had an opportunity to take a fresh look at our goals and objectives.  My fundamental goal for this organization is to grow net income, driven by strong top line revenue performance.  Net income is the primary metric that we as a company will use to judge our success going forward, and I hope those outside the company will join us in focusing on this important goal.”

Kopnisky concluded, “We are very pleased with the impressive yields that our October securitization generated for both our clients and the Company.  It was our largest and most profitable securitization to date.  Our recently completed summer lending season also set a new record, and paves the way for strong earnings growth during fiscal 2006.”

First Marblehead will host a conference call today, Tuesday, October 25, 2005 at 5 p.m. EDT, which will be simultaneously broadcast live over the Internet.  William R. Berkley, Interim Chairman of the Board, Peter B. Tarr, Vice Chairman and General Counsel, Jack L. Kopnisky, President and Chief Executive Officer, and Donald R. Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 95525829.

About The First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to expected revenues from securitization transactions, earnings growth during fiscal 2006 and our outlook for the industry and for our performance for fiscal year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of October 25, 2005. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include our success in structuring securitizations, the timing of our securitization activities, the estimates we make and the assumptions on which we rely in preparing our financial statements, our relationships with key clients, and  the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2005.  These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
For the First Fiscal Quarters Ended September 30, 2005 and 2004 (Unaudited)
(in thousands, except per share data)

	Three months ended September 30,
	2005	2004
Service revenues:
Up-front structural advisory fees	$—	$—

Additional structural advisory fees
From new securitizations	—	—
Updates to prior trusts	199	619
Total additional structural advisory fees	199	619

Residuals
From new securitizations	—	—
Updates to prior trusts	7,482	3,460
Total residual revenues	7,482	3,460

Processing fees from The Education Resources Institute (TERI)	25,928	17,357
Administrative and other fees	1,462	968

Total service revenues	35,071	22,404

Operating expenses:
Salaries and benefits	19,742	14,880
General and administrative expenses	25,925	16,959
Total operating expenses	45,667	31,839

Income/(loss) from operations	(10,596)	(9,435)

Other income:
Total other income, net	1,229	363

Loss before income tax expense benefit	(9,367)	(9,072)
	(3,925)	(3,720)
Income tax benefit

Net loss	$(5,442)	$(5,352)

Net loss per share, basic	$(.08)	$(.08)
Net loss per share, diluted	(.08)	(.08)
Weighted average shares outstanding, basic	64,916	64,321
Weighted average shares outstanding, diluted	64,916	64,321

The First Marblehead Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
As of September 30, 2005 and June 30, 2005 (Unaudited)
(in thousands)

	September 30, 2005	June 30, 2005
Assets
Total cash and other short-term investments	$156,086	$193,796
Service receivables:
Structural advisory fees	53,570	53,371
Residuals	254,757	247,275
Processing fees from TERI	9,133	8,944

	317,460	309,590

Property and equipment, net	39,234	39,095

Goodwill	3,176	3,176
Intangible assets, net	2,453	2,620
Prepaid expenses	14,130	6,757
Other assets	4,302	3,159
Total assets	$536,841	$558,193

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$28,279	$33,318
Net deferred income tax liability	81,230	84,208
Notes payable and capital lease obligations	16,039	17,410
Other liabilities	2,112	1,691
Total liabilities	127,660	136,627

Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	409,181	421,566
Total liabilities and stockholders’ equity	$536,841	$558,193

Appendix (A)

The First Marblehead Corporation and Subsidiaries
Loan Facilitation Metrics
(Dollars in Millions)

	9/30/2005	9/30/2004	% Increase (Decrease)
Q1 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$817	$688	19%
School Channel Loans	246	155	59%
Private Label Loans	1,063	843	26%
GATE Loans	39	25	56%
Total Loan Facilitation Volume Available for Securitization	$1,102	$868	27%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$1,709	$1,292	32%
School Channel Loans	580	381	52%
Private Label Loans	2,289	1,673	37%
GATE Loans	120	96	25%
Total Loan Facilitation Volume Available for Securitization	$2,409	$1,769	36%

Q1 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$10	$18	(43)%
School Channel Loans	142	146	(3)%
Total Loan Facilitation Volume Not Available for Securitization	$152	$164	(7)%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$61	$77	(21)%
School Channel Loans	413	366	13%
Total Loan Facilitation Volume Not Available for Securitization	$474	$443	7%

Q1 Total Loan Facilitation Volume
Direct-to-Consumer Loans	$827	$706	17%
School Channel Loans	388	301	29%
Private Label Loans	1,215	1,007	21%
GATE Loans	39	25	56%
Total Loans Facilitated	$1,254	$1,032	21%

Rolling Twelve Month Volume of Loans Facilitated
Direct-to-Consumer Loans	$1,770	$1,368	29%
School Channel Loans	994	748	33%
Private Label Loans	2,764	2,116	31%
GATE Loans	120	96	25%
Total Loans Facilitated	$2,884	$2,212	30%

Percentage of Loans Available for Securitization
Q1	88%	84%
Rolling Twelve Month	84%	80%

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